Exhibit j(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2009, relating to the financial statements and financial highlights which appears in the October 31, 2009 Annual Report to Shareholders of Credit Suisse Commodity Return Strategy Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm and Counsel” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 22, 2010